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                                     EXHIBIT 1
                               JOINT FILING AGREEMENT

          Agreement dated as of April 2, 1997, by and among each of the undersigned persons.

          The parties hereto hereby agree as follows:

          1. The parties hereto shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the shares of Common Stock of MDL Information Systems, Inc. (the "Schedule 13D") and the Schedule 13D shall be filed on behalf of each of them.

          2. Each party hereto shall be responsible for the timely filing of the Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CHARTER OAK PARTNERS


/s/ Robert Jaffee
    Robert Jaffee, as General Partner
      of Charter Oak Partners

HSMC PARTNERS


/s/Jerrold N. Fine
    Jerrold N. Fine, as General Partner
      of HSMC Partners